CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-258015 on Form N-2 of our report dated September 23, 2022, relating to the financial statements and financial highlights of BlackRock MuniAssets Fund, Inc. appearing in this Annual Report on Form N-CSR for the year ended July 31, 2022.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 4, 2022